Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PACIFIC ASIA PETROLEUM, INC.

(Pursuant to Section 242 of the Delaware General Corporation Law)

Pacific Asia Petroleum, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:  The name of the corporation is Pacific Asia Petroleum, Inc. (the “Corporation”).

SECOND:  The Amended and Restated Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on May 3, 2007.

THIRD:  The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIRST in its entirety and substituting the following in lieu thereof:

“FIRST: The name of this corporation is CAMAC Energy Inc.”

FOURTH:  This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the vote of the majority of the directors of the Corporation that were present at a meeting at which a majority of the total number of directors of the Corporation were present and by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, in person or represented by proxy, pursuant to Section 141(b) of the General Corporation Law of the State of Delaware, and ARTICLE XI of the Amended and Restated Certificate of Incorporation of the Corporation and Section 216 of the General Corporation Law of the State of Delaware, respectively.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed this 7th day of April, 2010.

/s/ Frank C. Ingriselli
Name:  Frank C. Ingriselli
Title: President and Chief Executive Officer